Exhibit 99.1

Question Asked During Kroger’s 2025 Annual Meeting of Shareholders

Question:

A shareholder asked how is Kroger thinking about the changing tariff situation and will the company pass those costs on to the consumer?

Kroger Response (Ronald Sargent, Interim Chief Executive Officer and Chairman of the Board):

As I shared last week, Kroger is less impacted by the proposed tariffs than some of our competitors given the kinds of products we sell. Where we see a potential impact, we have been proactively working with suppliers to source products from areas that are less affected by the proposed tariffs. The bottom line is that we see price increases as a last resort, and we will do everything we can to avoid increasing prices for customers who need value now more than ever.

Thank you for joining us today and thank you for your continued support of The Kroger Co. We look forward to seeing you in our stores soon.